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                                                                     EXHIBIT 11.
                           TERA COMPUTER COMPANY
                       (a development stage company)

                     COMPUTATION OF PER SHARE EARNINGS
                                (unaudited)


                                                                                 Period from
                                                                                 December 7,
                                                                               1987 (inception)
                          Three Months Ended             Six Months Ended          through
                               June 30,                      June 30,              June 30,
                         1996           1997           1996           1997           1997
                     ------------   ------------   ------------   ------------   ------------
                    (As restated,                 (As restated,                  (As restated,
                     see notes to                  see notes to                   see notes to
                      financial                     financial                      financial
                     statements)                   statements)                    statements)
WEIGHTED AVERAGE
  SHARES OUTSTANDING    4,718,657      7,159,373      4,315,780      6,912,675      1,839,029

NET LOSS FOR
  COMMON STOCK        $(3,915,905)   $(3,939,977)   $(7,466,813)   $(6,381,367)  $(40,155,059)

NET LOSS PER
  COMMON SHARE        $     (0.83)   $     (0.55)   $     (1.73)   $     (0.92)  $     (21.83)